*** CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                                                    EXHIBIT 10.7


                                LICENSE AGREEMENT

                                 by and between

                        THE SCRIPPS RESEARCH INSTITUTE,
                             a California nonprofit
                           public benefit corporation

                                       and

                                   IXSYS, INC.
                             a Delaware corporation

                                LICENSE AGREEMENT


        This License Agreement is entered into and made effective as of this 20th day of May, 1994, by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation ("Scripps") located at 10666 North Torrey Pines Road, La Jolla, California 92037, and IXSYS, INC., a Delaware corporation ("Licensee") located at 3550 Dunhill Street, San Diego, California 92121, with respect to the facts set forth below.


                                    RECITALS

        A. Scripps is engaged in fundamental scientific biomedical and biochemical research including research relating to cell adhesion, angiogenesis and tumor biology.

        B. Licensee is engaged in research, development and commercialization of certain products for the diagnosis, prevention and treatment of certain diseases, states and conditions.

        C. Scripps has disclosed to Licensee certain technology relating to the murine monoclonal antibody *** and the use of antibodies as inhibitors of angiogenesis (collectively, the "Technology").

        D. Licensee desires to develop derivatives of the monoclonal antibody *** and possibly other antibodies, as inhibitors of angiogenesis.

        E. Scripps has the exclusive right to grant a license to the Technology subject to certain rights of the U.S. Government to use such technology for its own purposes, resulting from the receipt by Scripps of certain funding from the
U. S. Government.

        F. Scripps desires to grant to Licensee, and Licensee wishes to acquire, an exclusive worldwide right and license under Scripps' rights in the Technology subject to the terms and conditions set forth herein.


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Scripps and Licensee hereby agree as follows:

        1. Definitions. Capitalized terms shall have the meaning set forth below.



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                1.1 Affiliate. The term "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by or is under common control with Licensee. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of not less than forty percent (40%) of the outstanding voting securities or by contract or otherwise.

                1.2 Confidential Information. The term "Confidential Information" shall mean any and all proprietary or confidential information of Scripps or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it:

                a. Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

                b. Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party's employees); or

                c. Is subsequently disclosed without any obligation of confidentiality to the receiving party in good faith by a third party who has a right to make such disclosure; or

                d. Has been published by a third party as a matter of right.

                1.3 Field. The term "Field" shall mean the diagnosis, prevention and treatment of any disease, states or conditions in humans, by use of any antibody or antibody fragment, but excluding the use of (a) ***, and (b) any other non-immunoglobulin molecules except molecules conjugated to any antibody or antibody fragment, if the molecules conjugated thereto are not themselves inhibitors of alphaV-beta3 integrins.

                1.4 Hybridoma ***. The term "Hybridoma ***" shall mean the cell line *** deposited with the American Type Culture Collection.

                1.5 Licensed Product. The term "Licensed Product" shall mean any product which (a) if made, used or sold absent the license granted hereby would infringe the valid claim of one or more valid issued patent(s) included within the Scripps Patent Rights, or (b) cannot be developed, manufactured, used or sold without utilizing any part of the Scripps Technology.

                1.6 ***. The term "***" shall mean the *** integrin murine antibody produced by Hybridoma *** and fragments of said murine antibody.



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                1.7 *** Gene. The term "*** Gene" shall mean a nucleic acid encoding all or a portion of ***.

                1.8 *** Sequence Information. The term "*** Sequence Information" shall mean the nucleotide sequence embodied in an *** Gene isolated from Hybridoma *** and the amino acid residue sequence information embodied in ***.

                1.9 Major Country. The term "Major Country" shall mean France, Germany, Italy, Japan, the United Kingdom and the United States.

                1.10 Net Sales. The term "Net Sales" shall mean, with respect to any Licensed Product, the invoiced sales price of such Licensed Product sold by Licensee, its Affiliates and sublicensees to independent customers who are not Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned Licensed Product; (b) actual freight and insurance costs incurred in transporting such Licensed Product in final form to such customers; (c) cash, quantity and trade discounts; (d) sales, use, value-added and taxes or governmental charges (excluding what is commonly known of as income taxes) incurred in connection with the exportation or importation of such Licensed Product in final form; and (e) the cost to Licensee of the devices for dispensing or administering such Licensed Product as well as diluents or similar materials which accompany such Licensed Product as it is sold. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor shall be generated or the Licensed Product shipped for delivery. Sales of Licensed Products by Licensee, or an Affiliate or sublicensee of Licensee to any Affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or sublicensees of Licensee to unrelated parties shall be deemed Net Sales hereunder.

                1. 11 Scripps Angiogenesis Technology. The term "Scripps Angiogenesis Technology" shall mean so much of the technology as is proprietary to Scripps disclosed in United States Patent Application Serial No. 08/210,715, entitled "Methods and Compositions Useful for Inhibition of Angiogenesis" filed March 14, 1994, a copy of which is attached hereto and incorporated herein by reference.

                1.12 Scripps LM609 Technology. The terms "Scripps *** Technology" shall mean, collectively, Hybridoma ***, ***, *** Gene and *** Sequence information.

                1.13 Scripps Patent Rights. The term "Scripps Patent Rights" shall mean (a) U.S. Patent Application Serial No. 08/210,715, entitled "Methods and Compositions Useful for Inhibition of Angiogenesis" filed March 14, 1994, together with all foreign counterparts thereof; (b) the patents proceeding from



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

such applications, and (c) all divisionals, continuations, continuation-in-part, reissues, renewals, reexaminations, and extensions thereof, so long as said patents have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken. The foregoing notwithstanding, Scripps Patent Rights shall not include any claim that covers subject matter not disclosed in said United States Patent Application Serial No. 08/210,715.

                1.14 Scripps Technology. The term "Scripps Technology" shall mean the Scripps *** Technology and the Scripps Angiogenesis Technology, whether or not the same is eligible for protection under the patent laws of the United States or elsewhere, and whether or not any such technology would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

        2. License Terms and Conditions.

                2.1 Grant of License. Scripps hereby grants to Licensee an exclusive, worldwide license, including the right to sublicense, under the Scripps Patent Rights and the Scripps Technology to make, to have made, to use, and to sell Licensed Products in the Field, subject to the terms of this Agreement. Promptly upon execution of this Agreement, Scripps shall provide Licensee with all information available to Scripps regarding the Scripps Patent Rights and the Scripps Technology.

                2.2 Initial License Fee. In partial consideration for the exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to Scripps a nonrefundable license fee upon execution of this Agreement in the amount of *** Dollars (***), and *** shares of Ixsys common stock with rights and restrictions substantially equivalent to other current common stock shareholders. The license fee described in this Section is consideration for the grant and continuation of the license hereunder, and Scripps shall have no obligation to return any portion of such license fee, notwithstanding any failure by Licensee to develop any Licensed Product or market any Licensed Product commercially, and notwithstanding the volume of sales of any such Licensed Product.

                2.3 Milestone Payments. As additional consideration for the license granted to Licensee under this Agreement, Licensee shall pay Scripps the following milestone payments upon the first occurrence of each event set forth below, which shall be creditable against future royalties owing to Scripps under
Section 2.4 below; provided, however, that Licensee shall not be obligated to pay any milestone payment for more than one Licensed Product.



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                        2.3.1 *** upon commencement of Phase 1 clinical trials
for a Licensed Product in the United States (or their equivalent in any other Major Country); and

                        2.3.2 *** upon completion of Phase 3 clinical trials for a Licensed Product in the United States (or their equivalent in any other Major Country); and

                        2.3.3 *** upon receipt of the required marketing approval, and pricing approval (if any), from the FDA (or from the governing health authority of any other Major Country) for a Licensed Product.

                2.4 Royalties. As additional consideration for the exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to Scripps a continuing royalty on a country-by-country basis in the amount of (a) *** percent *** of Net Sales of Licensed Products which if sold in such country would infringe the valid claim of one or more valid issued patent(s) included within the Scripps Patent Rights, and (b) *** percent *** of Net Sales of Licensed Products in all other countries.

                2.5 Term of License. Unless terminated sooner in accordance with the provisions of this Agreement, the term of this license shall expire when the last of the royalty obligations set forth in Section 2.8 has expired.

                2.6 Quarterly Payments. Royalties shall be payable by Licensee quarterly, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed product is made.

                2.7 Sublicense. Licensee shall have the sole and exclusive right to grant sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement, provided, however, that any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty obligations, milestone payments, reports, termination provisions, and other provisions contained in this Agreement (but not including the payment of a license fee pursuant to Section 2.2 hereof). Licensee shall pay Scripps, or cause its Affiliate or sublicensee to pay Scripps, the same royalties on all Net Sales of such Affiliate or sublicensee the same as if said Net Sales had been made by Licensee. Each Affiliate and sublicensee shall report its Net Sales to Scripps through Licensee, which Net Sales shall be aggregated with any Net Sales of Licensee for purposes of determining the Net Sales upon which royalties are to be paid to Scripps.



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                2.8 Duration of Royalty Obligations. The royalty obligations of
Licensee as to each Licensed Product shall terminate concurrently with the expiration of the last to expire of Scripps Patent Rights utilized by or in such Licensed Product in each such country or, with respect to Licensed Products not utilizing any Scripps Patent Rights, ten (10) years after the date of first commercial sale of such Licensed Product in such country.

                2.9 Reports. Licensee shall furnish to Scripps at the same time as each royalty payment is made by Licensee, a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which the royalty payment is based.

                2.10 Records. Licensee shall keep, and cause its Affiliates and sublicensees to keep, full, complete and proper records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined. Scripps shall have the right to appoint an independent certified public accounting firm of nationally-recognized standing approved by Licensee, which approval shall not be unreasonably withheld, to audit the records of Licensee and its Affiliates as necessary to verify the royalties payable pursuant to this Agreement. Such audit shall be at Scripps's expense; provided, however, that if the audit discloses that Scripps was underpaid royalties with respect to any Licensed Product by at least eight percent (8%) for any calendar quarter, then Licensee shall reimburse Scripps for any such audit costs. Scripps may exercise its right of audit no more frequently than once in any calendar year. The accounting firm shall disclose to Scripps only information relating to the accuracy of the royalty payments. No other information shall be shared. Licensee and its Affiliates shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter to which the record applies.

                2.11 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to Scripps in United States Dollar equivalents calculated using the average buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) as published in the United States in The Wall Street Journal under the caption "Currency Trading" on each of the last business day of each month in the quarter for which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of Scripps or its nominee in any commercial bank or trust company of Scripps's choice located in that country, prompt written notice of which shall be given by Licensee to Scripps.

                2.12 Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for the accounts of Scripps shall be promptly paid by Licensee for and on behalf of Scripps to the appropriate governmental authority, and Licensee shall use its best efforts to furnish Scripps with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on Scripps's behalf shall be deducted from royalty payments due Scripps.

        3. Obligations Related to Commercialization.

                3.1 Commercial Development obligation. In order to maintain the license granted hereunder in force, Licensee shall use reasonable efforts and due diligence to develop the Scripps Patent Rights and the Scripps Technology which are licensed hereunder into commercially viable Licensed Products, as promptly as is reasonably and commercially feasible, and thereafter to produce and sell reasonable quantities of Licensed Products. Licensee shall keep Scripps generally informed as to Licensee's progress in such development, production and sale, including its efforts, if any, to sublicense the Scripps Patent Rights and the Scripps Technology and Licensee shall deliver to Scripps a semiannual written report. In the event Scripps has a reasonable basis to believe that Licensee is not using reasonable efforts and due diligence as required hereunder, upon notice by Scripps to Licensee which specifies the basis for such belief, Scripps and Licensee shall negotiate in good faith to attempt to mutually resolve the issue. In the event Scripps and Licensee cannot agree upon any matter related to Licensee's commercial development obligations, the parties agree to utilize arbitration pursuant to Section 9.2 hereof in order to resolve the matter. If the arbitrator determines that Licensee has not complied with its obligations hereunder, and such default is not fully cured within sixty (60) days after the arbitrator's decision, Scripps may terminate Licensee's rights under this Agreement.

                3.2 Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at Licensee's expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

                3.3 Indemnity. Licensee hereby agrees to indemnify, defend and hold harmless Scripps and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents from and against any liability or expense arising from any product liability claim asserted by any third party as to any Licensed Product or any third party claims arising from the use of the Scripps Patent Rights and the Scripps Technology by Licensee, its Affiliates or sublicensees pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Licensee, as well as any member of the general public. Scripps promptly shall notify Licensee of any claim for which Scripps intends to claim such indemnification, and Licensee shall have the right to participate in, or to assume, the defense and settlement thereof, with counsel selected by Licensee. The indemnity agreement in this
Section 3.3 shall not apply to amounts paid in settlement of any loss, liability, claim or action if such settlement is effected without the consent of Licensee, which consent shall not be withheld unreasonably. Scripps, its employees and agents shall cooperate fully with Licensee and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. Licensee shall use its reasonable best efforts to have Scripps and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents named as additional insured parties on any product liability insurance policies maintained by Licensee, its Affiliates and sublicensees applicable to Licensed Products, to the extent available to Licensee on commercially reasonable terms and conditions.

                3.4 Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

                3.5 No Use of Name. The use of the name "The Scripps Research Institute", "Scripps", or any variation thereof in connection with the advertising or sale of Licensed Products, except as required by applicable law, regulation or judicial order, is expressly prohibited.

                3.6 U.S. Manufacture. To the extent required by applicable United States laws, if at all, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee.

                3.7 Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are satisfied in all material respects.

        4. Limited Warranty. Scripps hereby represents and warrants that it has full right and power to enter into this Agreement, it is the sole owner of the Scripps Patent Rights and

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the Scripps Technology, and it has not granted any license or other right therein or thereto in favor of any third party, except (a) a license granted in favor of E. Merck, a German general partnership, for use outside the Field, and
(b) those rights required by law to be granted in favor of the United States Government. SCRIPPS MAKES NO OTHER WARRANTIES CONCERNING THE SCRIPPS PATENT RIGHTS AND THE SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE SCRIPPS PATENT RIGHTS AND THE SCRIPPS TECHNOLOGY
OR ANY LICENSED PRODUCT. SCRIPPS MAKES NO WARRANTY OR REPRESENTATION THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING THE SCRIPPS PATENT RIGHTS AND THE SCRIPPS TECHNOLOGY. SCRIPPS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF SCRIPPS PATENT RIGHTS.

        5. Interests in Intellectual Property Rights.

                5.1 Preservation of Title. Scripps shall retain full ownership and title to the Scripps Patent Rights and the Scripps Technology and shall use its reasonable best efforts to preserve and maintain such full ownership and title, subject to Licensee fully performing all of its obligations under this Agreement.

                5.2 Governmental Interest. Licensee and Scripps acknowledge that Scripps has received, and expects to continue to receive, funding from the United States Government in support of Scripps's research activities. Licensee and Scripps acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to Scripps's obligations and the rights of the United States Government, if any, which arise or result from Scripps's receipt of research support from the United States Government, including without limitation, the grant by Scripps to the United States of a non-exclusive, irrevocable, royalty-free license to the Scripps Patent Rights and the Scripps Technology licensed hereunder for governmental purposes.

                5.3 Reservation of Rights. Scripps reserves the right to use for any non-commercial research purposes and the right to allow other nonprofit institutions to use for any non-commercial research purposes any Scripps Technology and Scripps Patent Rights licensed hereunder, without Scripps or such other institutions being obligated to pay Licensee any royalties or other compensation, provided that each such other institution shall be bound by Scripps then existing standard Materials Transfer Agreement and/or Confidentiality Agreement.

                5.4 Patent Prosecution and Maintenance. Scripps shall be responsible for and shall control the preparation, filing, prosecution (including, but not limited to, interference, opposition, reissue and reexam proceedings) and maintenance of all patents and patent applications (the "Patent Matters") included within the Scripps Patent Rights. Licensee acknowledges and agrees that the license granted hereunder is in part consideration for Licensee's assumption of the past and future costs and expenses associated with the Patent Matters as described herein. Licensee shall reimburse Scripps (a) fifty percent (50%) of its reasonable past and future costs and expenses incurred in performance of Patent Matters related to patents and patent applications (i) that are within Scripps Patent Rights, and (ii) under which E. Merck holds a license for use outside the Field, and (b) one hundred (100%) of, its past and future reasonable costs and expenses incurred in performance of Patent Matters related to patents and patent application that are within Scripps Patent Rights but which are not licensed to a third party for use outside the Field. Such reimbursement shall be due and payable within sixty (60) days after Licensee receives a reasonably detailed statement describing the costs and expenses. In the event Licensee elects to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Scripps Patent Rights, any such patent application or patent shall be excluded from the definition of Scripps Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to Scripps and may be freely licensed by Scripps. Licensee shall give Scripps at least sixty (60) days prior written notice of such election. No such notice shall have any effect on Licensee's obligations to pay expenses incurred up to the effective date of such election. Scripps shall give Licensee an opportunity to review and comment on the text of each patent application subject to this Section 5.4 before filing, and shall consider all reasonable requests of Licensee made in good faith regarding the claims thereof and the foreign countries in which to file and prosecute patent applications and maintain patents. Scripps shall supply Licensee with a copy of each such patent application as filed, together with notice of its filing date and serial number, and with copies of all other filings, submissions or correspondence to or with the applicable governmental authorities. In the event that Scripps intends to abandon any patent application without filing a continuation of same within Scripps Patent Rights, Scripps shall provide IXSYS with the opportunity to prosecute such patent on Scripps' behalf.

                5.5 Notification of infringement. Each party shall notify the other party of any infringement known to such party of the Scripps Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

                5.6 Enforcement of Patent Rights. With respect to any infringement in the Field, Licensee, at its sole expense, shall have the right to determine the appropriate course of action to enforce the Scripps Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Scripps Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Scripps Patent Rights, and shall consider, in good faith, the interests of Scripps in so doing. If Licensee does not, within one hundred twenty (120) days of receipt of notice from Scripps, abate the infringement or file suit to enforce the Scripps Patent Rights against at least one infringing party in the Field, Scripps shall have the right to take whatever action it deems appropriate to enforce the Scripps Patent Rights in the Field; provided, however, that, within thirty (30) days after receipt of notice of Scripps' intent to file such suit, Licensee shall have the right to jointly prosecute such suit and to fund up to one-half (1/2) the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Scripps Patent Rights in the Field shall be shared, after reimbursement of expenses, by Scripps and Licensee with Scripps receiving the higher of a pro rata share based on the respective percentages of costs borne by each in such suit or four percent (4%) of said recovered monies. Notwithstanding the foregoing, Scripps and Licensee shall fully cooperate with each other in the planning and execution of any action to enforce the Scripps Patent Rights.

                5.7 Ownership, The patent applications filed and the patents obtained by Scripps pursuant to Section 5.4 hereof shall be owned solely by Scripps, assigned to Scripps and deemed a part of Scripps Patent Rights.

                5.8 Scripps Right to Pursue Patent. If at any time during the term of this Agreement, Licensee's rights with respect to Scripps Patent Rights are terminated, Scripps shall have the right to take whatever action Scripps deems appropriate to obtain or maintain the corresponding patent protection as its own expense.

        6. Confidentiality and Publication.

                6.1 Treatment of Confidential information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

                The confidentiality obligations contained in this Section 6.1 shall not apply to the extent that the receiving party (the "Recipient") is required (i) to disclose Confidential Information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose Confidential Information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof. Notwithstanding any other provision of this Agreement, Licensee may disclose Confidential Information of Scripps to any person or entity with whom Licensee has, or is proposing to enter into, a business relationship, as long as such person or entity has entered into a confidentiality agreement with Licensee.

                Scripps shall treat all financial and other reports provided by Licensee and all financial information subject to review under this Agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

                6.2 Publications. Nothing in this Agreement shall prohibit a party from publishing its own Confidential Information.


                6.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, regarding the terms of this Agreement, without the prior written approval of the other party, which approval shall not be unreasonably withheld.

        7. Term and Termination.

                7.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall expire on the expiration of Licensee's obligations to pay royalties to Scripps as provided in Section 2.8 hereof. Nothwithstanding the foregoing, if applicable government regulations require a shorter term and/or a shorter term of exclusivity than provided for herein, then the term of this License Agreement shall be so shortened or this License Agreement shall be amended to provide for a non-exclusive license, and, in such event, the parties shall negotiate in good faith to reduce approximately the royalties payable as set forth under the section heading "Royalties" hereof.

                7.2 Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of thirty (30) days after receipt of a written notice requesting the payment of such amount; and (ii) the failure of a party to perform any obligation required of its to be performed hereunder, and the failure to cure within ninety (90) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

                Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 7.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

                7.3 Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by Scripps giving written notice of termination to Licensee upon (a) the voluntary filing of bankruptcy of Licensee or appointment of a receiver of all or substantially all of Licensee's assets, or making by Licensee of any assignment for the benefit of creditors, or (b) the institution of any proceedings against Licensee under any bankruptcy law which continues undismissed or unstated for a period of ninety (90) days. Termination shall be effective upon the date specified in such notice.

                7.4 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of Licensee to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, (a) each party shall be required to continue to abide by its non-disclosure and non-use obligations as described in Section 6.1, (b) Licensee shall have a fully-paid non-exclusive irrevocable worldwide license under the Scripps Technology hereunder, and (c) Licensee shall continue to abide by its obligation to indemnify Scripps as described in Section 3.3 and by its obligations under
Section 5.2 hereof.

                7.5 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 7.6 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product, or to otherwise use the Scripps Patent Rights or any Scripps Technology not otherwise includable therein. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its nondisclosure and non use obligations as described in Section 6.1, and Licensee shall continue to abide by its obligations to indemnify Scripps as described in Section 3.3. Upon any such termination, Licensee shall promptly return all materials, samples, documents and information which constitute or disclose Scripps Patent Rights or

Scripps Technology; provided, however, that Licensee shall not be obligated to provide Scripps with proprietary information of Licensee.

                7.6 Work-in-Progress. Upon any such early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as Licensee pays to Scripps the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

        8. Assignment; Successors.

                8.1 Assignment. Neither this Agreement nor any rights granted hereunder may be assigned or transferred by Licensee except to an Affiliate of Licensee, without the prior written consent of Scripps; provided, however, that Licensee may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction.

                8.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Scripps and Licensee. Any such successor or assignee of Licensee's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

        9. General Provisions.

                9.1 Independent Contractors. The relationship between Scripps and Licensee is that of independent contractors. Scripps and Licensee are not joint ventures, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Scripps and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

                9.2 Arbitration. Any controversy or claim originated by either party and arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

                        9.2.1 Location. The location of the arbitration shall be in the County of San Diego.

                        9.2.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

                        9.2.3 Discovery. Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

                        9.2.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

                        9.2.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

                        9.2.6 Expenses. The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

                9.3 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

                9.4 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

                9.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

                9.6 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

                9.7 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

                9.8 Name. Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term "Licensee" as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee.

                9.9 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

         For Scripps:       The Scripps Research Institute
                            10666 North Torrey Pines Road
                            La Jolla, California 92037
                            Attention: Industrial Liaison officer
                            Fax No.: (619) 554-9910

         For Licensee:      Ixsys, Inc.
                            3550 Dunhill Street
                            San Diego, California 92121
                            Attention: Michael Hanifin
                            Fax No.: (619) 597-4950

         with a copy to:    Pillsbury Madison & Sutro
                            235 Montgomery Street, 15th Floor
                            San Francisco, California 94104
                            Attention: Thomas E. Sparks, Jr.
                            Fax: (415) 983-7396


                9.10 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit Scripps or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

        IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.


SCRIPPS:                                    LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE              IXSYS, INC.




By: /s/ Arnie LaGuardia                     By: /s/ Bob Littlewood
   --------------------------------            ---------------------------------

Title: SR. Vice President                   Title: President & CEO

                                    EXHIBIT A

                        DISCLOSURE OF SCRIPPS TECHNOLOGY


***  TECHNOLOGY

        Collectively Hybridoma ***, *** Gene,
        *** and *** Sequence Information


SCRIPPS ANGIOGENESIS TECHNOLOGY


        Disclosed in U.S. Patent Application Serial
        Number 08/210,715, entitled "Methods and
        Compositions Useful for Inhibition of Angiogenesis"

        Together with all foreign counterparts,
        Thereof; The Patent Proceeding from,
        such applications and all divisionals,
        reexaminations and extensions Thereof




*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.